EXHIBIT 2.4

                         VOTING AGREEMENT

     THIS VOTING AGREEMENT dated January 4, 2002 by and between Micronetics Wireless, Inc., a Delaware corporation ("Micro"), and certain stockholders of Enon Microwave, Inc., a Massachusetts corporation ("Enon"), listed on the signature page hereof (each, a "Principal Stockholder") (the Agreement").

                       W I T N E S S E T H:

     WHEREAS, Micro and Enon propose to enter into an Agreement of Merger on substantially the terms set forth in Section 1 hereof (the Proposed Merger Agreement"), pursuant to which a subsidiary of Micro shall be merged with and into Enon (the "Proposed Merger"), with Enon or such subsidiary surviving the Merger as a wholly owned subsidiary of Micro; and
     WHEREAS, each Principal Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act")) of such number of shares of the outstanding Common Stock of Enon ( Enon Common Stock") as set forth on Schedule I hereto (the Shares").
     WHEREAS, each Principal Stockholder, in the aggregate representing more than two thirds of the outstanding shares of Enon Common Stock, has determined that the Proposed Merger is in the best interests of Enon and its stockholders, and intends to endorse and vote in favor of the Proposed Merger; and
     WHEREAS, as an essential condition and inducement to Micro to prepare and enter into the Proposed Merger Agreement and in consideration therefor, the Principal Stockholders have agreed to enter into the Agreement;
     NOW, THEREFOR, in consideration of the foregoing, and the mutual covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
     1.   Proposed Merger.    Micro and each of the Principal
Stockholders agree that the consideration for the Proposed Merger (the Proposed Merger Consideration") shall be the following:
               (a) Ninety Percent (90%) of the net revenues (sales) of Enon for calendar year 2001, minus
               (b) current and long-term liabilities of Enon at December 31, 2001 and certain other adjustments, including, but not limited to:
                    (i)  Enon's liabilities to Acquisition
Services, Inc. for its services related to the Proposed Merger;
                    (ii) a warranty reserve of Fifteen Thousand
Dollars ($15,000);
                    (iii) estimated and unpaid legal fees of Enon relating to the Proposed Merger;
                    (iv) estimated and unpaid accounting fees of
Enon relating to an audit of Enon's Fiscal Year 2001 financial statements;
                    (v)  a five percent (5%) of the amount of
accounts receivable of Enon at December 31, 2001;
                    (vi) a fifteen percent (15%) of the amount of inventory of Enon at December 31, 2001;
                    (vii) accrued and unpaid state and federal
income taxes for Enon for 2001;
                    (viii) $20,000 as a credit for any liability
associated with a license for accelerometers; and
                    (ix) the estimated and unpaid cost of any
environmental cleanup or report of Enon.
               (c)  The Proposed Merger Consideration shall be
payable:
                    (i) $750,000 by delivery of 182,500 shares of Common Stock of Micro; and
                    (ii)  the balance in cash.
               (d) The Proposed Merger Agreement shall include other terms and conditions standard in agreements of this type, including, but not limited to, (i) a one year part-time consulting agreement for Harold S. Maddix providing for compensation of $75,000; (ii) a one year employment agreement for Don F. Kilduff, providing for annual compensation similar to his current salary and benefits plus incentive compensation to be negotiated in good faith between Mr. Kilduff and Richard S. Kalin, President of Micro; (iii) leaving at least $50,000 in cash at Enon at the closing of the Proposed Merger; and (iv) an agreement for the surviving corporation to enter into a two year lease to occupy the premises owned by the Enon Nominee Trust on the same terms and conditions as currently in place.
     2.   Voting Agreement.
          2.1 Each Principal Stockholder shall cause all shares of Enon Common Stock owned by him on the record date for a proposed special meeting of Enon stockholders to be held, pursuant to notice, to consider and vote upon the adoption of the Proposed Merger Agreement and approval of the Proposed Merger (the Proposed Stockholders Meeting") or as to which he has or may exercise the right to vote or to direct the manner of voting to be voted at the Proposed Stockholders' Meeting or at any other meeting of Enon's stockholders or in connection with any other action, including action by written consent, of Enon's stockholders relating to the Agreement or the Proposed Merger:
               (a) to adopt the Proposed Merger Agreement and to approve the Proposed Merger, and in favor of any other action that could reasonably be expected to facilitate the Proposed Merger; and
               (b) against any action or proposal that could reasonably be expected to result in the failure of any of the conditions to the obligations of the parties to the Proposed Merger Agreement with respect to the Proposed Merger or otherwise prevent, interfere with or delay the consummation of the Proposed Merger.
     3.   Covenants.
          3.1 No Principal Stockholder shall, without the prior written consent of Micro:
               (a) Except for the sale to Micro pursuant to the Agreement, the Principal Stockholders shall not sell, transfer, hypothecate, or otherwise dispose of any shares of Enon Common Stock (including the Shares) or enter into any agreement or solicit or consider any proposals with respect to any such sale, transfer, hypothecation or disposition;
               (b) agree or consent to relinquish or limit any right which he has or may exercise to vote or to direct the manner of voting of any shares of Enon Common Stock (including the Shares); or
               (c)  enter into any agreement, commitment or
arrangement by which any other person would acquire any right to vote or to direct the manner of voting any shares of Enon Common Stock (including the Shares).
          3.2 No Principal Stockholder shall make in such capacity any public statement or take a public position adverse to or inconsistent with the approval and recommendation of the Proposed Merger.
          3.3 No Principal Stockholder shall cause Enon to undertake any merger, consolidation, recapitalization, stock dividend or distribution, stock issuance or other change in its corporate or capital structure which would, in the reasonable judgment of Micro, have the effect of diluting Micro's rights hereunder. In the event that any of the foregoing transactions shall nevertheless occur, the Principal Stockholders shall execute an amendment to the Agreement making such adjustments in the number of the Shares subject to the Agreement.
          3.4 The Principal Stockholders shall cause Enon to negotiate and execute the Proposed Merger Agreement with Micro providing for the Proposed Merger of Enon with a subsidiary of Micro on terms and conditions to be determined by Enon and Micro as outlined in Section 1 hereof, including, without limitation, the payment of the Proposed Merger Consideration. In preparation for the Proposed Merger, the Principal Stockholders shall cause Enon to furnish Micro with all such information and documents as it may reasonably require in connection with its review of the business and operations of Enon.
          3.5 From and after the date hereof to and including (i) the closing date of the Proposed Merger, or (ii) the date on which the Agreement is terminated pursuant to Section 6 hereof, the Principal Stockholders shall cause Enon (A) to operate its business, and the businesses of Enon's subsidiaries, only in the usual, regular and ordinary manner; (B) not to declare, pay or make any dividend or other distribution or payment in respect of shares of Enon Common Stock; (C) not, without the written consent of Micro, to make, or allow any subsidiary of Enon to make, any significant capital investment other than in the ordinary course of business or enter into any extraordinary transaction; (D) not to change the number of authorized or outstanding shares of stock of Enon Common Stock as set forth in subsection 3.6 hereof, except for shares issued upon exercise of presently outstanding options or warrants, if any; (E) not to issue, grant, sell or pledge any shares of or right of any kind to acquire any shares of Enon Common Stock or any subsidiary of Enon other than, in the case of Enon, shares issued upon the exercise of currently outstanding options or warrants, if any, and (F) not, directly or indirectly, to encourage, initiate or, except as required by Principal Stockholder fiduciary obligations to the other stockholders of Enon, engage in transactions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group, other than Micro and its subsidiaries, concerning any merger, sale of substantial assets or similar transaction involving Enon or any subsidiary or division of Enon.
          3.6 The authorized capital stock of Enon consists solely of 2,000,000 shares of Enon Common Stock, of which 1,067,817.5 shares are issued and outstanding. As of the date hereof, no shares of Enon Common Stock are reserved for issuance upon the exercise of currently outstanding options under either Enon's Incentive Stock Option Plan or any other Stock Option Plan or otherwise. In addition, there are no outstanding warrants to purchase any shares of Enon's Common Stock. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Other than as stated in this subsection, Enon has no outstanding options, warrants, calls, rights or commitments or any other agreements of any character obligating it to issue any shares of Enon Common Stock or any securities convertible into or evidencing the right to purchase any shares of Enon Common Stock.
          3.7 None of the Principal Stockholders has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payments in connection with the Agreement, the transactions contemplated hereby, or the Proposed Merger between Enon and a subsidiary of Micro other than to Acquisition Services, Inc.
          3.8 To the best knowledge of the Principal Shareholders, none of the written information and documents furnished or to be furnished by or on behalf of any of the Principal Stockholders or Enon to Micro in connection with the execution and delivery of the Agreement, consummation of the transactions contemplated hereby or negotiation and execution of the Proposed Merger Agreement relating to the Proposed Merger, including, without limitation, Enon's financial statements for the two years prior to the nine month period ended September 30, 2001, is or will be false or misleading or contains or will contain any material misstatement of fact or omits or will omit to state any material fact required to be stated to make the statements therein not misleading.
          3.9 None of the Principal Stockholders has any plans, proposal, applications or work product of any kind or nature relating to the business of Enon which is not the sole property of Enon, free and clear of any claims of any nature.
     4. Acknowledgments. Each of the Principal Stockholders expressly acknowledges that:
               (a) he will receive a benefit from Micro commencing the preparation of the Proposed Merger Agreement, conducting its due diligence in connection with the Proposed Merger and the consummation of the Proposed Merger; and
               (b)  Micro is relying upon the agreements,
covenants, representations and warranties of the Principal Stockholders set forth in the Agreement as an inducement for it to prepare and enter the Proposed Merger Agreement and to effect the Proposed Merger.
     5. Representations and Warranties. Each Principal Stockholder hereby represents and warrants to Micro as follows:
               (a) such Principal Stockholder owns beneficially and of record all of the shares of Enon Common Stock set forth opposite his name on Schedule I free and clear of all liens or any restriction with respect to the voting or disposition thereof (except as set forth on Schedule I and except for any such restriction provided in the Agreement and other than restrictions of general applicability imposed by federal or state securities laws), and has the sole right to vote such shares at the Proposed Stockholders' Meeting;
               (b) such Principal Stockholder has the power and authority to execute and deliver the Agreement and to assume and perform his obligations hereunder;
               (c) the Agreement has been duly executed and delivered by such Principal Stockholder and is his legally valid and binding obligation, enforceable against him in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) equitable principles limiting the availability of specific performance, injunctive relief and other equitable remedies;
               (d) the execution and delivery of the Agreement do not, and the performance by such Principal Stockholder of his obligations hereunder will not, create any lien upon any shares of Enon Common Stock owned by him or violate, conflict with, result in any breach of, or constitute a default under any agreement, indenture, instrument, lien, law or order to which he is a party or is subject or which is or purports to be binding upon him or his assets; and
               (e)  no consent of, notice to, any person is
required as to such Principal Stockholder in connection with his execution and delivery of the Agreement or the performance of his obligations hereunder.
     6. Termination. The obligations of the parties hereto shall terminate upon the effectiveness of the Proposed Merger subject to the performance and satisfaction of all such obligations prior to or at the closing of such Proposed Merger or, if the Proposed Merger does not become effective, at the time of termination of the Proposed Merger Agreement in accordance with the provisions thereof, unless such termination is contested by Micro in good faith in a proceeding in a court of competent jurisdiction, in which case the Agreement shall remain in full force and effect until the resolution of such proceeding by an order that is final beyond appeal determines the effectiveness and time of such termination; provided that the provisions of Sections 4 and 5 and any claim of any party hereto of a breach of any representation, warranty, covenant or other provision hereof by any other party hereto shall survive such termination.
     7.   Limitation of Authority.   Except as expressly provided
herein, no provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association between the parties hereto, or to authorize or to empower any party hereto to act on behalf of, obligate or bind any other party hereto.
     8. Notices. Any notice or demand required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to Micro at:                  President
                              Micronetics Wireless, Inc.
                              26 Hampshire Drive
                              Hudson, NH 03051


with a copy to:     Richard S. Kalin, Esq.
                              Kalin & Associates, P.C.
                              One Penn Plaza - Suite 1425
                              New York, NY 10119
                              Fax: (212) 239-8401


to a Principal Stockholder:   See Schedule I


with a copy to:      Marc Frey, Esq.
                              Tinti, Quinn, Grover & Frey, P.C.
                              222 Essex Street
                              Salem, MA 01970
                              Fax: (978) 745-3369

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this section. The date of giving or making of any such notice or demand shall be, in the case of clause (a)(i), the date of the receipt; in the case of clause (a)(ii), five business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the date such notice or demand is sent.
     9. Amendment. Except as otherwise provided herein, no amendment of the Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.
     10. Waiver. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.
     11. Governing Law. The Agreement shall be governed by, and interpreted and enforced in accordance with, the Laws of the State of New Hampshire without regard to principles of choice of law or conflict of laws.
     12. Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Courts of the State of New Hampshire and the United States District Court for Massachusetts in connection with any proceeding arising out of or relating to the Agreement or the transactions contemplated hereby, waives any objection to venue in New Hampshire or such District, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by clause (a)(ii) of Section 8.
     13. Remedies. In the event of any actual or prospective breach or default by any party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit any party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.
     14. Severability. The provisions hereof are severable and in the event that any provision of the Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.
     15. Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.
     16. Further Assurances. Each party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.
     17. Binding Effect. The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.
     18. Assignment. The Agreement, and each right, interest and obligation hereunder, may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void and without effect.
     19. Titles and Captions. The titles and captions of the Sections of the Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.
     20. Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.
     21. References. The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to the Agreement as a whole, and not to any Section or other part hereof.
     22. No Presumptions. Each party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of the Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other party hereto drafted or controlled the drafting of this Agreement.
     23. Entire Agreement. The Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating thereto.
     24.  Tax-Free Reorganization.    Notwithstanding anything to
the contrary in this Agreement, the obligations of the Principal Stockholders pursuant to this Agreement are contingent upon the Proposed Merger Agreement, and the transactions described therein, qualifying as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code.

     IN WITNESS WHEREOF, the undersigned have duly executed the Agreement as of the day and year first above written.


   MICRONETICS WIRELESS, INC.



    By:    /s/Richard S. Kalin
    Name:  Richard S. Kalin
    Title: President



/s/Harold S. Maddix
Harold S. Maddix



/s/Don F. Kilduff
Don F. Kilduff



/s/Kenneth J. McIlraith
Kenneth J. McIlraith